EXHIBIT 10.7 - Expert Opinion, H. Martin Blacker, MD, Neurosurgeon


On the Letterhead of H Martin Blacker, MD MSc FACS, Neurosurgeon

April 2, 2009

To Whom It May Concern:

Re: Letter of support for Signal Advance(R) technology - its commercial application and hence economic impact.

As a board-certified neurosurgeon (and as an investor), I am excited about the fact that Signal Advance(R), Inc. has begun developing some novel medical applications which exploit its intellectual property described as Signal Advance(R) technology. I am particularly enthused about its application to the detection of electrophysiological waveforms.

According to the CDC National Health Interview Survey, 2006, the number of non-institutionalized adults in the United States with diagnosed heart disease was 24.1 million or approximately 11% of the population. These staggering statistics underscore the importance of the application of Signal Advance(R) technology to electrocardiology, particularly as it relates to the pre-detection of various arrhythmias including atrial fibrillation and ventricular tachycardia leading to fatal ventricular fibrillation.

At present, effective treatment for fibrillation requires shocking the heart with a defibrillator to re-establish normal cardiac rhythm. Success in this research could allow the detection of abnormal heart rhythms early enough to produce a suppressive signal potentially avoiding the onset of tachycardia or fibrillation

Epilepsy presents another possible application. This condition, which is estimated to afflict approximately 50 million people world-wide, is too frequently poorly controlled by medication. Complete control in a significant proportion of individuals is sadly accompanied by the untoward effects of the medication itself.

A certain percentage of epileptics - whose seizures are uncontrolled even with medication undergo a neurosurgical procedure designed to excise that portion of the brain which generates the seizure-triggering signal. The operation is costly and threatening, carrying with it the risk of seizure recurrence, infection, unacceptable neurological deficits (e.g. paralysis, loss of speech) and even death.

This situation presents a need for alternate techniques of control which might conceivably be achieved by the implantation of a "brain pacemaker" which can generate a signal via a stimulating electrode that suppresses a seizure before the seizure becomes generalized. The earlier the seizure activity is detected, the more effective is likely to be its suppression. The technology of Signal Advance(R) may well be the key to such effective seizure suppression.

Research in application of Signal Advance(R) technology may well result in a products that will have clinical application in other medical fields as well as broader application in fields outside of biomedicine.

Sincerely,

/s/ H Martin Blacker

H. Martih Blacker, MD, MSc (Biochem), FACS
Formerly Assoc. Prof and Chief, Division of Neurosurgery, University of Kentucky Medical Center. Currently retired from Department of Neurosurgery, Baylor College of Medicine, Houston, TX.